Exhibit 99.1

Investor Relations Contact:
Mike Saviage
Adobe Systems Incorporated
408 536.4416
ir@adobe.com

Public Relations Contact:
Jodi Warner
Adobe Systems Incorporated
408 536.2084
jwarner@adobe.com

Adobe Systems Provides Intra-Quarter Business Update

Company Reaffirms Third Quarter Financial Targets

SAN JOSE, Calif. — August 1, 2006 — Adobe Systems Incorporated (NASDAQ: ADBE) today is providing its regular intra-quarter business update for its third quarter of fiscal 2006, which ends September 1, 2006.

With approximately five weeks remaining in the quarter, Adobe announced it believes it will achieve quarterly results within the financial target ranges it provided on June 15, 2006.  The Company’s Q3 FY2006 target ranges are the following:  revenue of $580 to $610 million, GAAP earnings per share of $0.13 to $0.16, non-GAAP earnings per share of $0.25 to $0.27, a GAAP operating margin of 16 to 19 percent, and a non-GAAP operating margin of 33 to 35 percent.

The Company plans to report its third quarter fiscal 2006 results on September 14, 2006 after the market closes.

Adobe Announces Webcasts of Upcoming Investor Conference Participation

Adobe also announced it will participate in the following events with the financial community during August:

Pacific Crest Technology Forum
Vail, CO
Tuesday August 8, 2006
12:30 p.m. Eastern Time
Randy Furr, Executive Vice President and CFO

ADOBE SYSTEMS PROVIDES INTRA-QUARTER BUSINESS UPDATE

Canaccord Adams Summer Seminar
Boston, MA
Wednesday August 9, 2006
3:00 p.m. Eastern Time
Randy Furr, Executive Vice President and CFO

CIBC Enterprise Software Conference
New York, NY
Thursday August 10, 2006
8:55 a.m. Eastern Time
Shantanu Narayen, President and COO; Randy Furr, Executive Vice President and CFO

These investor conference presentations will be Webcast from Adobe’s Web site at:

http://www.adobe.com/ADBE

Conference presentation times are subject to change at the discretion of the conference host.  An archive of each Webcast will be available for a limited time.

Forward Looking Statements Disclosure

This press release contains forward looking statements, including those related to revenue, operating margin and earnings per share, which involve risks and uncertainties that could cause actual results to differ materially.  Factors that might cause or contribute to such differences include, but are not limited to: adverse changes in general economic or political conditions in any of the major countries in which Adobe does business, delays in development or shipment of Adobe’s new products or major new versions of existing products, introduction of new products by existing and new competitors, failure to successfully manage transitions to new business models and markets, difficulty in predicting revenue from new businesses, failure to anticipate and develop new products in response to changes in demand for application software, computers and printers, intellectual property disputes and litigation, inability to protect Adobe’s intellectual property from unauthorized copying, use, disclosure or malicious attack, failure to realize the anticipated benefits of past or future acquisitions and difficulty in integrating such acquisitions, changes to Adobe’s distribution channel, disruption of Adobe’s business due to catastrophic events, interruptions or terminations in Adobe’s relationships with turnkey assemblers, risks associated with international operations, fluctuations in foreign currency exchange rates, changes in accounting rules and regulations, impairment of Adobe’s goodwill or intangible assets, unanticipated changes in or interpretations of tax rates, Adobe’s inability to attract and retain key personnel, and market risks associated with Adobe’s equity investments. For further discussion of these and other risks and uncertainties, individuals should refer to Adobe’s SEC filings. Adobe does not undertake an obligation to update forward looking statements.

ADOBE SYSTEMS PROVIDES INTRA-QUARTER BUSINESS UPDATE

About Adobe Systems Incorporated

Adobe revolutionizes how the world engages with ideas and information — anytime, anywhere, and through any medium.  For more information, visit www.adobe.com.

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© 2006 Adobe Systems Incorporated. All rights reserved. Adobe and the Adobe logo are either registered trademarks or trademarks of Adobe Systems Incorporated in the United States and/or other countries.

ADOBE SYSTEMS PROVIDES INTRA-QUARTER BUSINESS UPDATE

Third Quarter Non-GAAP Financial Targets

The following table shows Adobe’s non-GAAP financial targets reconciled to GAAP financial targets included in this release.

	Third Quarter Fiscal 2006
	Low	High
GAAP operating margin	16%	19%

Amortization of purchased technology	6	6
Amortization of purchased intangibles	3	3
SFAS 123R stock-based compensation	6	5
Amortization of Macromedia deferred compensation	2	2
Restructuring and other charges	—	—
Non-GAAP operating margin	33%	35%

Diluted net income per share:

GAAP net income per share	$0.13	$0.16

Amortization of purchased technology, net of tax	0.04	0.04
Amortization of purchased intangibles, net of tax	0.02	0.02
SFAS 123R stock-based compensation, net of tax	0.04	0.03
Amortization of Macromedia deferred compensation, net of tax	0.02	0.02
Restructuring and other charges, net of tax	—	—
Non-GAAP net income per share	$0.25	$0.27

Shares used in computing diluted net income per share	607.0	607.0

Adobe continues to provide all information required in accordance with GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor is limited to reviewing only GAAP financial measures.  Accordingly, Adobe uses non-GAAP financial information to evaluate its ongoing operations and for internal planning and forecasting purposes.  Adobe’s management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.  Adobe presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate Adobe’s operating results in a manner that focuses on what Adobe believes to be its ongoing business operations.  Adobe’s management believes it is useful for itself and investors to review, as applicable, both GAAP information that includes the stock compensation impact of SFAS 123R,

ADOBE SYSTEMS PROVIDES INTRA-QUARTER BUSINESS UPDATE

restructuring and other charges, amortization of purchased intangibles and incomplete technology, amortization of Macromedia deferred compensation, tax differences related to the timing and deductibility of the Macromedia acquisition-related charges and SFAS 123R stock-based compensation, and the non-GAAP measures that exclude such information in order to assess the performance of Adobe’s business and for planning and forecasting in subsequent periods.  Whenever Adobe uses such a non-GAAP financial measure, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure.  Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure as detailed above.

Adobe’s GAAP financial targets include the stock compensation impact of SFAS 123R, restructuring and other charges, amortization of purchased intangibles and incomplete technology, amortization of Macromedia deferred compensation, and tax differences related to the timing and deductibility of the Macromedia acquisition-related charges and SFAS 123R stock-based compensation.  These charges are otherwise unrelated to Adobe’s ongoing business operations and are excluded from its non-GAAP financial targets.